Exhibit 99

Gander Mountain Company Reports

Third Quarter Results

ST. PAUL, Minn., November 16, 2005 — Gander Mountain Company (Nasdaq: GMTN), a leading outdoor lifestyle retailer, today reported results for the third quarter ended October 29, 2005.

For the third quarter of fiscal 2005, sales increased to $214.4 million, an increase of 20 percent over the third quarter of fiscal 2004. Comparable store sales decreased 8.5 percent. The company reported a net loss for the third quarter of fiscal 2005 of $7.5 million, compared to a $1.7 million restated profit for the third quarter of fiscal 2004.

For the 39 weeks ended October 29, 2005, sales increased $118.2 million, or 29 percent, to $523.2 million.  Comparable store sales decreased 5.1 percent. The net loss for the 39 weeks ended October 29, 2005, was $35.5 million, compared with a restated net loss of $16.0 million for the 39 weeks ended October 30, 2004.

“We are disappointed in our sales performance and loss for the quarter,” said Mark Baker, President and CEO. “We continue to believe that outdoor lifestyle retailing is a great industry and that Gander Mountain, with our value positioning and large-format stores, has the right concept to succeed in this business. However, we recognize that we need to prove the strength of this concept by delivering profits.

“Despite the recent challenges, there were achievements in the quarter,” added Baker. “Customers reacted very positively to our new stores, which all opened on schedule. Our store opening teams have done a fantastic job this year of creating excitement around the new stores while making the process more efficient and less costly. In addition, we launched our new Gander Mountain credit card in September and enrollments to date are well ahead of plan.”

In the third quarter of fiscal 2005, Gander Mountain opened nine new stores and relocated and consolidated two stores, bringing the total store count to 98 at the end of the quarter. The company entered three new states in the quarter — Maryland, Kansas and North Carolina — bringing the total number of states to 18. The company anticipates opening six to eight new stores in 2006, including two relocations.

The company also announced that it has amended its credit facility with Fleet Retail Group, LLC. The requirements for EBITDA and operating cash flow, as defined in the agreement, have been adjusted, and operating cash flow will be tested quarterly. The company is confident that it will have the liquidity it needs to execute its plans in 2006.

Earnings per Share Calculation

On a GAAP basis, basic and diluted net loss per share for the third quarter of fiscal 2005 were $0.53, compared with basic net income per share of $0.12 and diluted net income per share of $0.11 for the third quarter of fiscal 2004. For the nine months ended October 29, 2005, on a GAAP basis, basic and diluted net loss per share were $2.49, compared with basic and diluted net loss per share of $2.02, for the nine months ended October 30, 2004.

On April 26, 2004, Gander Mountain closed its initial public offering of 6,583,750 shares of its common stock and converted existing preferred stock to common stock. Giving effect to the

Gander Mountain Third Quarter Results

conversion of preferred shares and the application of the net proceeds of the offering as of the beginning of each period presented, pro-forma basic and diluted net loss per share for the nine months ended October 29, 2005, were $2.49, compared with pro-forma basic and diluted net loss per share of $1.06 for the nine months ended October 30, 2004.

Conference Call Information

A conference call to discuss these results will be held today at 8:00 a.m. Central Time.

The conference call will be webcast from www.GanderMountain.com. To register for the event, please go to the website at least fifteen minutes early to register, download and install any necessary audio software.

For those who cannot listen to the live broadcast, an archived webcast will be available shortly after the conclusion of the call, and remain available on www.GanderMountain.com for approximately 90 days.

About Gander Mountain Company

Gander Mountain Company (Nasdaq: GMTN), headquartered in Saint Paul, Minnesota, leads specialty retailers in serving the needs of outdoor enthusiasts with products and services for hunting, fishing, camping and boating. Gander Mountain offers competitively priced outdoor equipment, technical apparel and footwear, as well as gunsmith, archery, ATV and marine services.  The stores feature national, regional and local brands as well as the company’s owned brand. Focused on a “We Live Outdoors®” culture, Gander Mountain dedicates itself to creating outdoor memories.  There are currently 98 Gander Mountain outdoor lifestyle stores in 18 states.  For the nearest store location call 800-282-5993 or visit www.GanderMountain.com.

Cautionary Note Regarding Forward-Looking Statements
Any statements in this release that are not historical or current facts are forward-looking statements.  All forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  Certain of these risks and uncertainties are described in the “Risks and Factors Affecting Current and Future Results” section of the company’s Annual Report on Form 10-K for fiscal 2004 and other required reports, as filed with the SEC, which are available at www.GanderMountain.com and at the SEC’s website at www.sec.gov.

Contact:	Shannon Burns
Director of Investor Relations
651-325-4337
Shannon.burns@gandermountain.com

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Gander Mountain Company

Condensed Statements of Operations - Unaudited

(In thousands, except per share data)

	13 Weeks Ended		39 Weeks Ended
		October 30,		October 30,
	October 29,	2004	October 29,	2004
	2005	(restated)	2005	(restated)
Sales	$214,421	$178,145	$523,166	$404,960
Cost of goods sold	164,200	129,820	407,080	305,541
Gross profit	50,221	48,325	116,086	99,419

Operating expenses:
Store operating expenses	42,889	33,258	113,592	84,314
General and administrative expenses	8,857	6,933	24,178	19,546
Pre-opening expenses	2,779	5,224	6,555	7,917
Income (loss) from operations	(4,304)	2,910	(28,239)	(12,358)
Interest expense, net	3,236	1,218	7,250	3,615
Income (loss) before income taxes	(7,540)	1,692	(35,489)	(15,973)
Income tax provision	—	—	—	—
Net Income (loss)	(7,540)	1,692	(35,489)	(15,973)
Less preferred stock dividends	—	—	—	4,305
Income (loss) applicable to common shareholders	$(7,540)	$1,692	$(35,489)	$(20,278)

Income (loss) per common share
Basic	$(0.53)	$0.12	$(2.49)	$(2.02)
Diluted	$(0.53)	$0.11	$(2.49)	$(2.02)

Weighted average common shares outstanding
Basic	14,264	14,222	14,252	10,048
Diluted	14,264	14,883	14,252	10,048

Gander Mountain Company

Condensed Statements of Operations - Unaudited

Pro-Forma Income (Loss) Per Share

(In thousands, except per share data)

	13 Weeks Ended		39 Weeks Ended
		October 30,		October 30,
	October 29,	2004	October 29,	2004
	2005	(restated)	2005	(restated)
Pro Forma Data (1)
Pro forma income (loss) applicable to common shareholders	$(7,540)	$1,692	$(35,489)	$(15,031)
Basic - Pro forma income (loss) applicable to common shareholders per share	$(0.53)	$0.12	$(2.49)	$(1.06)
Diluted - Pro forma income (loss) applicable to common shareholders per share	$(0.53)	$0.11	$(2.49)	$(1.06)

Reconciliation of Pro Forma Data to GAAP
Income (loss) applicable to common shareholders (GAAP)	$(7,540)	$1,692	$(35,489)	$(20,278)
Preferred stock dividends	—	—	—	4,305
Interest expense reduction	—	—	—	942
Income (loss) applicable to common shareholders (Pro forma)	$(7,540)	$1,692	$(35,489)	$(15,031)

Basic
Weighted average common shares outstanding (GAAP)	14,264	14,222	14,252	10,048
Conversion of preferred stock	—	—	—	2,099
Additional shares issued in IPO	—	—	—	2,075
Weighted average common shares outstanding (Pro forma)	14,264	14,222	14,252	14,222

Diluted
Weighted average common shares outstanding	14,264	14,222	14,252	10,048
Incremental shares from stock options	—	661	—	—
Weighted average common shares outstanding (GAAP)	14,264	14,883	14,252	10,048
Conversion of preferred stock	—	—	—	2,099
Additional shares issued in IPO	—	—	—	2,075
Weighted average common shares outstanding (Pro forma)	14,264	14,883	14,252	14,222

(1) The Company believes the use of pro forma results provides more meaningful information due to the significant increase in share count as a result of the closing of the Company's initial public offering on April 26, 2004 and the conversion of convertible preferred stock into shares of common stock on that date.  The pro forma data is presented as if these events had occurred prior to each period.

Gander Mountain Company

Condensed Balance Sheets

(In thousands)

		October 30,
	October 29,	2004
	2005	(unaudited)	January 29,
	(unaudited)	(restated)	2005 (1)
Assets
Current assets:
Cash and cash equivalents	$1,589	$1,644	$1,033
Accounts receivable	19,499	19,222	9,347
Inventories	392,240	329,450	264,138
Prepaids and other current assets	9,072	6,377	5,806

Total current assets	422,400	356,693	280,324

Property and equipment, net	136,071	86,031	101,430
Other assets	4,704	4,154	4,089

Total assets	$563,175	$446,878	$385,843

Liabilities and shareholders’ equity
Current liabilities:
Borrowings under credit facility	$227,639	$126,534	$114,441
Accounts payable	114,566	127,569	38,808
Accrued and other current liabilities	36,794	28,221	39,348

Total current liabilities	378,999	282,324	192,597

Long term liabilities	56,678	19,798	30,938

Shareholders’ equity	127,498	144,756	162,308

Total liabilities and shareholders' equity	$563,175	$446,878	$385,843

(1) The balance sheet as of January 29, 2005 has been condensed from the audited financial statements

Gander Mountain Company

Condensed Statements of Cash Flows - Unaudited

(In thousands)

	39 Weeks Ended
		October 30,
	October 29,	2004
	2005	(restated)
Operating activities
Net loss	$(35,489)	$(15,973)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	12,756	8,512
Stock option expense	299	14
Property and equipment write-offs	812	547
Change in operating assets and liabilities:
Accounts receivable	(10,152)	(12,612)
Inventories	(128,102)	(149,089)
Prepaid expenses and other assets	(4,207)	(3,041)
Accounts payable and other liabilities	78,820	99,863
Net cash used in operating activities	$(85,263)	$(71,779)

Investing activities
Purchase of property and equipment, net	$(47,759)	$(38,400)
Net cash used in investing activities	$(47,759)	$(38,400)

Financing activities
Borrowings under credit facility, net	$113,198	$24,476
Proceeds from sale of common stock, net of expenses	—	96,216
Proceeds from convertible debt issuance	20,000	—
Proceeds from exercise of stock options and stock sales	380	—
Repayments of notes with affiliates	—	(9,839)
Net cash provided by financing activities	$133,578	$110,853

Net increase in cash	556	674
Cash, beginning of period	1,033	970

Cash, end of period	$1,589	$1,644